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                                                                      Exhibit 11

                         Sidley Austin Brown & Wood LLP

BEIJING                        787 Seventh Avenue                  LOS ANGELES
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 DALLAS                           Founded 1866                      SHANGHAI

 GENEVA                                                            SINGAPORE

HONG KONG                                                            TOKYO

 LONDON                                                         WASHINGTON, D.C.


                                  March 8, 2004

Merrill Lynch Global Allocation Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Ladies and Gentlemen:

      We have acted as counsel for Merrill Lynch Global Allocation Fund, Inc. (the "Fund") in connection with a proposed reorganization by and among the Fund, Merrill Lynch Global Balanced Fund ("Global Balanced"), a series of Mercury Funds, Inc.("Mercury Funds"), its corresponding master portfolio, Merrill Lynch Master Global Balanced Portfolio ("Master Global Balanced"), a series of Mercury Master Trust ("Mercury Trust").

     This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of the Fund (the "Shares"), to be issued in the Reorganization. As counsel for the Fund in connection with the Reorganization, we are familiar with the proceedings taken by the Fund and to be taken by the Fund in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation and By-laws of the Fund, each as amended and restated as of the date hereof, and such other documents as we have deemed relevant to the matters referred to in this opinion.

      Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization among the Fund, Mercury Funds, on behalf of Global Balanced, and Mercury Trust, on behalf of Master Global Balanced (the "Agreement and Plan"), as set forth in the joint proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of the Fund.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                        Very truly yours,

                                        /s/ Sidley Austin Brown & Wood LLP

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